Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into as of this 1st day of January, 2006 (the “Commencement Date”), by and between MediaG3, Inc., a Delaware corporation with its principal office at 1960 The Alameda, Suite 125, San Jose, California 95126 (the "Company") and William Yuan ("Executive").

RECITALS

A.

Executive has skills, experience and abilities with respect to the Company's business and the Company wishes to receive the benefit of Executive’s loyalty and service.

B.

The Company and Executive wish to document the terms of the employment relationship of Executive with the Company, and Executive is willing to enter into such employment relationship on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Employment.  Subject to the terms and conditions of this Agreement, the Company shall employ Executive, and Executive agrees to be employed by the Company, commencing on the Commencement Date and continuing during the term (as defined in Section 6 below), in the capacity set forth on Exhibit A, attached hereto and incorporated herein by reference.

2.

Acceptance of Executive.

(a)

Except as otherwise provided in this Agreement or hereafter agreed upon in writing, Executive hereby agrees to devote his best efforts to the performance of the duties set forth on Exhibit A, to render this service to the Company solely and exclusively and on a full-time basis and faithfully, diligently and to the best of his ability discharge the responsibilities thereof.  Executive may perform his duties from the Company's principal location or from such other location as he and the Company deem appropriate.

(b)

During the term hereof, Executive may not directly or indirectly, either as an employee or employer, consultant, agent, principal, partner, stockholder or in any other individual or representative capacity engage in other businesses competitive with the core business as currently conducted or contemplated to be conducted by the Company.

3.

Compensation and Other Benefits.  In consideration of the services to be rendered hereunder, Executive shall receive the compensation set forth on Exhibit A.

4.

Payment of Expenses.  Executive shall be entitled to reimbursement for reasonable expenses necessary for the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company.  All claims for expenses shall be reasonable and made on the basis of statements thereof (together with vouchers or other documents evidencing such expenses) furnished by Executive to the Company at monthly or more frequent intervals and in accordance with the Company’s expense reimbursement policy and standard procedures as they exist from time to time.

5.

Executive Covenants.

(a)

Assignment of Inventions.  Executive shall communicate promptly to the Company all inventions, discoveries, concepts and ideas whether patentable or not, including but not limited to hardware, software, processes, methods, techniques as well as improvements thereto conceived (collectively referred to as "Developments"), developed, completed or reduced to practice during Executive’s employment with the Company, that (i) are related to the present or prospective business, work or consulting of the Company; (ii) result from any work performed on behalf of the Company; or (iii) result from use of the Company's equipment, facilities or materials.  Executive hereby assigns his entire right, title and interest in and to all such Developments and any intellectual property rights arising therefrom.  Executive shall further cooperate with the Company in connection with any applications, filings or documents prepared and or filed related to the Developments.

(b)

Proprietary Information.  The Company possesses and will continue to possess information that has been created, discovered or developed, or has otherwise become known to the Company (including without limitation created, discovered, developed or made known by or to Executive during the period of or arising out of his employment by the Company), or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged (all of the aforementioned information is hereinafter called “Proprietary Information”).  All Proprietary Information will be the sole property of the Company and its assigns, and the Company and its assigns will be the sole owner of all patents and other rights in connection therewith.  At all times, both during his employment by the Company and after its termination, Executive shall keep in confidence and trust all Proprietary Information, and he shall not use or disclose any Proprietary Information or anything relating to it, for any commercial purpose or otherwise, without the written consent of the Company, except as may be (i) reasonably necessary or appropriate in the ordinary course of performing his duties as an employee of the Company; (ii) known generally to the public (other than as a result of disclosure by Executive in violation of this Section 5(b)); or (iii) legally required.   Upon termination of his employment, Executive shall promptly deliver to the Company all correspondence, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals or any other documents containing or concerning any Proprietary Information.  However, this Section 5(b) shall not apply to the information, systems, processes, contacts or operating methodologies brought by Executive to the Company or general information and skills learned or developed by Executive.

(c)

Non-Solicitation.   Executive will not, directly or indirectly (whether for compensation or otherwise), alone or in concert with others, for the term of this Agreement plus one year thereafter (or if this period of time shall be unenforceable by law, then for such period as shall be enforceable) (i) solicit for employment any employee of the Company or otherwise encourage any employee to leave the Company’s employ, or (ii) solicit any client or customer of the Company with a view towards purchasing any product or service competitive with any product or service sold by the Company.

6.

Term.  Unless the employment of Executive is terminated as set forth herein, the initial term of this Agreement shall be three (3) years from the Start Date (the “Initial Term”); provided, however, that the term of this Agreement shall be automatically extended for two (2) years on the expiration of the Initial Term and on each anniversary thereof unless  (i) either the Company or Executive shall have given written notice to the other not less than thirty (30) days prior thereto that the term of this Agreement shall not be extended; or (ii) this Agreement is otherwise terminated pursuant to the terms hereof.

7.

Termination.

(a) Executive’s employment hereunder may be terminated under the following circumstances:

(i)

Executive’s employment by the Company shall automatically terminate upon Executive’s death.

(ii)

The Company may terminate Executive’s employment after establishing Executive’s Disability.  For purposes of this Agreement, “Disability” means a physical or mental infirmity, which impairs Executive’s ability to substantially perform his duties under this Agreement which continues for a period of one hundred eighty (180) consecutive days.  Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the term of this Agreement and prior to the establishment of Executive’s Disability during which Executive’s ability to substantially perform his duties under this Agreement is impaired due to a physical or mental infirmity.  Notwithstanding anything contained in this Agreement to the contrary, until the Termination Date specified in a Notice of Termination (as each term is defined below) relating to Executive’s Disability, Executive shall be entitled to return to his position with the Company as set forth in this Agreement in which event no Disability of Executive will be deemed to have occurred.

(iii)

The Company may terminate Executive's employment for "Cause".  A termination for "Cause" is a termination evidenced by a resolution adopted in good faith by two-thirds (2/3) of the Board of Directors that Executive (A) has habitually neglected his duties with the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), or materially breached any of the provisions of this Agreement, which failure or breach continued for a period of at least thirty (30) days after a written notice of demand for substantial performance or other correction has been delivered to Executive specifying the manner in which Executive has failed to substantially perform; (B) has engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to dishonesty, fraud, misrepresentation, harassment or employment discrimination; (C) has been indicted for a felony; or (D) Executive’s unauthorized dissemination of the Company's Proprietary Information or trade secrets; Provided, however, that no termination of Executive’s employment shall be for Cause as set forth in clause (iii)(B) above until (x) there shall have been delivered to Executive a copy of a written notice setting forth that Executive was guilty of the conduct set forth in clause (iii)(B), and specifying the particulars thereof in detail, and (y) Executive shall have been provided an opportunity to be heard by the Board (with the assistance of Executive’s counsel if Executive so desire).  No act, nor failure to act, on Executive’s part, shall be considered “willful” unless he has acted or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Company.  Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by Executive after a Notice of Termination is given by Executive shall constitute Cause for purposes of this Agreement.

(iv)

The failure or refusal of the Company to renew or extend the term of this Agreement shall not constitute a termination for Cause of Executive’s employment by the Company under this Agreement.

(v)

Executive may terminate his employment for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the events or conditions described in subsections (x) through (z) below:

(x)  a change in Executive’s status, title, position or responsibilities which does not represent a promotion; the assignment to Executive of any duties or responsibilities which, in  Executive’s reasonable judgment, are inconsistent with Executive’s then status, title, position or responsibilities; or any removal of Executive from or failure to reappoint or reelect him to any of such positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by Executive other than for Good Reason;

(y)  a reduction in Executive’s Base Salary; or

(z)  any material breach by the Company of any material provision of this Agreement, which breach continued for a period of at least thirty (30) days after a written notice of demand for substantial performance or other correction has been delivered to the Company specifying the manner in which it has breached this Agreement.

Executive’s right to terminate his employment pursuant to this subsection (a)(v) shall not be affected by his incapacity due to physical or mental illness.

(b)

Notice of Termination.  Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  No such purported termination of employment shall be effective without such Notice of Termination.

(c)

Termination Date.  “Termination Date” shall mean, in the case of Executive’s death, his date of death, or in all other cases, the date specified in the Notice of Termination subject to the following:

(i)  If Executive’s employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to Executive, provided that in the case of Disability, Executive shall not have returned to the full-time performance of his duties during such period; and

(ii)  If Executive’s employment is terminated for Good Reason, the date specified in the Notice of Termination shall not be more than sixty (60) days nor less than thirty (30) days from the date the Notice of Termination is given to the Company.

(d)

Compensation Upon Termination.  Upon the termination of the employment of Executive during the term of this Agreement (including any extensions thereof), Executive shall be entitled to the following:

(i)  If Executive’s employment is terminated by the Company for Cause or Disability or by Executive (other than for Good Reason), or by reason of Executive’s death, the Company shall pay Executive all amounts earned or accrued hereunder through the Termination Date but not paid through the Termination Date, including (A) Base Salary, (B) reimbursement for any and all monies advanced or expenses incurred in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the Termination Date, (C) vacation pay, (D) any bonuses or incentive compensation earned and payable as of the Termination Date, and (E) any previous compensation which Executive has previously deferred (including any interest earned or credited thereon (collectively, “Accrued Compensation”).  Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs and practices then in effect.

(ii)  If Executive’s employment is terminated by the Company other than for Cause, death or Disability, or by Executive for Good Reason, then Executive shall be entitled to the following:

(w)  the Company shall pay Executive all Accrued Compensation;

(x)  the Company shall pay Executive, as severance pay and in lieu of any further salary for periods subsequent to the Termination Date, a single cash payment equal to twelve (12) months' Base Salary at the highest rate in effect at any time within the ninety (90) day period ending on the date the Notice of Termination is given;

(y)  the Company shall pay Executive a single cash payment, in consideration of loss of bonus, equivalent to twelve (12) months’ Base Salary (calculated as set forth in (x) above; and

(z)  during the twelve (12) month period following the Termination Date, the Company shall at its expense continue on behalf of Executive and his dependents the medical, dental, life insurance, disability and any other benefits which are, from time to time during such twelve (12) month period being provided to employees of the Company generally.  The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide Executive hereunder as long as the aggregate coverage of the combined benefit plans is no less favorable to Executive than the coverage required to be provided hereunder.

(iii)  The amounts provided for in subsections (d)(i) and (d)(ii)(w), (x) and (y) shall be paid no later than ten (10) days from the Termination Date.

8.

Settlement of Claims.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, defense or other right which the Company may have against Executive or others.

9.

Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which Executive may qualify, nor shall anything herein limit or reduce such rights as Executive may have under any other agreements with the Company or any of its subsidiaries.  Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified under this Agreement.

10.

Attorney's Fees.  In the event that any legal action is brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in that action, in addition to any other relief to which that party may be entitled.

11.

Governing Law.  This Agreement shall in all respects be construed, interpreted, and enforced in accordance with, and governed by the laws of the State of California without giving effect to the choice of law provisions thereof.  Solely for the purposes relating to seeking equitable relief set forth in Section 14 hereto, each party submits to the non-exclusive jurisdiction of the federal or state courts located in the County of Santa Clara, State of California, with respect to any claim or matter arising under this Agreement.

12.

Severability.  If any term or provision of this Agreement shall be held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected and each other term and provision of this Agreement shall be valid to the fullest extent permitted by law.

13.

Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall be one and the same instrument.

14.

Arbitration.

In the event a controversy or claim of any kind or nature arises under or relates to this Agreement, the parties shall, within ninety (90) days of the receipt by the other party of a demand for arbitration, select a mutually agreeable arbitrator and submit the dispute to such arbitrator for binding arbitration, through the nearest American Arbitration Association Regional Office, under the Commercial Arbitration Rules of the American Arbitration Association.  In the event the parties are unable to agree upon an arbitrator, the arbitrator(s) shall be appointed in accordance with the rules and procedures of the American Arbitration Association.  The arbitration will be binding and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The fees for the arbitration proceedings shall be forwarded by the party demanding arbitration.  However, the arbitration fee shall be paid or reimbursed by the non-prevailing party, as determined by the arbitrator, who shall also award appropriate attorney's fees and costs to the prevailing party.

Notwithstanding the first paragraph of this Section 14, nothing contained in this Agreement will prevent or be construed to prevent any party from seeking a temporary restraining order, preliminary injunction, other form of interim, provisional, or temporary equitable relief, or the enforcement of any award delivered pursuant to the first paragraph of Section 14 in any court of competent jurisdiction.

15.

Modification.  Any amendment, change or modification of this Agreement shall be effective only if it is in writing and signed by the parties hereto.

16.

Waiver.  The failure of either party to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time be deemed a waiver or relinquishment of that right or power for all or any other time.

17.

Successors and Assigns.   This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representative.

18.

Entire Agreement.  This Agreement, including the Exhibits hereto, and the other documents and certificates delivered pursuant to the terms hereof, constitute the entire agreement of the parties hereto in respect of the transactions contemplated herein.  There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein.  This Agreement supersedes all prior discussions, negotiations, correspondence, agreements and understandings between the parties with respect to the transactions contemplated herein.

19.

Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided that all notices to the Company shall be addressed to the attention of the Board with a copy to the Secretary of the Company.  All notices and communication shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement on the date first written above.

THE COMPANY:

EXECUTIVE

MediaG3, Inc.

/s/Robert McNamara

/s/William Yuan

By:  Robert McNamara

William Yuan

Its:  Board Director

/s/Steve Keating

By:  Steve Keating

Its:  Board Director

/s/Cathryn Gawne

By:  Cathryn Gawne

Its:  Board Director

EXHIBIT A

This is Exhibit A to the Executive Employment Agreement dated January 1, 2006, by and between William Yuan ("Executive") and MediaG3, Inc., a Delaware corporation (“the Company”).

1.

Capacity.  Executive shall serve as the President and Chief Executive Officer of the Company.

2.

Duties.  Executive's duties shall include but not be limited to:

i.

lead the Company to achieve financial success and maximize return on investment for investors and shareholders;

ii.

hire executive team and provide clear direction for the management team and all employees;

iii.

oversee and manage the Company’s technologies and applications development from the business strategy, marketing, sales and technology aspects;

3.

Compensation.  Executive shall receive the following compensation

i

A base salary, subject to withholding and other usual deductions, in the amount of fifteen thousand dollars ($15,000) per month (the “Base Salary”).  The Base Salary shall be paid semi-monthly in accordance with the Company’s customary payroll practices applicable to its executives.  The Base Salary will be reviewed by the Board of Directors annually. The Base Salary shall be accrued and paid from January 1, 2006; however, the semi-monthly Base Salary payments may be deferred until the Company receives sufficient investment funds or achieves sufficient cash flow from revenue.  There will be no accrued interest for any deferred Base Salary payment.

ii

A performance bonus (the “Bonus”) equal to ten percent (10%) of the Company’s Net Operating Profit (as defined below) up to six (6) times the Executive’s annual Base Salary.  The Bonus shall be calculated at the end of each calendar year, and shall be paid to Executive within fifteen (15) days after the end of each such calendar year.  For purposes of this Agreement, “Net Operating Profit” shall mean Gross Revenue less Cost of Sales less Operating Expenses.

4.

Benefits.  Executive shall be eligible to participate, when available, in all stock option, stock bonus, incentive compensation, retirement, savings, fringe benefit, disability insurance, group health and group life, vacation and similar health and benefit plans maintained by the Company in accordance with the terms and conditions thereof on a basis which is no less favorable than that applicable to employees of the Company who are similarly situated.  No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive’s entitlements hereunder, unless such modification is explicitly required herein or by any of such plans.  In any event, Executive shall receive the following benefits:

(i)

ten (10) hours per month paid vacation;

(ii)

medical and dental insurance with full coverage for Executive and his dependents; and

(iii)

nine hundred fifty dollars ($950) per month as car allowance.

Initial RM, MediaG3, Inc. Board Director

Initial SK, MediaG3, Inc. Board Director

Initial CG, MediaG3, Inc. Board Director

Initial WY, Executive